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                     December 7, 2020

       Richard Ackerman
       Chief Executive Officer
       Big Rock Partners Acquisition Corp.
       2645 N. Federal Highway, Suite 230
       Delray Beach, Florida 33483

                                                        Re: Big Rock Partners
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 25,
2020
                                                            File No. 001-38302

       Dear Mr. Ackerman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey Gallant